Exhibit 12.1


                     Schedule of Earnings to Fixed Charges



                                                        Year Ended December 31,

                                                    1996          1997           1998
                                                    ----          ----           ----
EARNINGS
   ADD:
     Pretax income from continuing operations   (1,045,984)    (2,301,226)    (12,776,191)
     Fixed charges                                 268,086        309,082      10,546,132
     Amortization of capitalized interest               --          4,814           4,628
                                                ----------      ---------      ----------

                                                  (777,898)    (1,987,330)     (2,225,431)

   SUBTRACT:
     Interest capitalized                          180,501        142,457       1,543,520
     Minority interest in pre-tax income of subs
           that have not incurred fixed charges    248,039        994,000       1,026,001
                                                ----------      ---------      ----------

                                                   428,540      1,136,457       2,569,521

                            Total Earnings      (1,206,438)    (3,123,787)     (4,794,952)

         Ratio of earnings to fixed charges          (4.50)x       (10.11)x         (0.45)x




Rev. July ___, 1998
                                                                   Page 89 of 92